EXHIBIT 10.10

PROPERTY MANAGEMENT TERMINATION AGREEMENT

This Property Management Termination Agreement (this “Agreement”) is made as of August 6, 2007, between YSI Management LLC, a Delaware limited liability company (“YSI”), U-Store-It Trust, a Maryland real estate investment trust (the “REIT”), and Rising Tide Development, LLC, a Delaware limited liability company (“Rising Tide”).

R E C I T A L S

WHEREAS, YSI currently serves as the property manager to fourteen (14) of the fifteen (15) of the properties owned (or to be owned) by Rising Tide that are set forth on Exhibit A (each a “Property” and collectively “Properties”) pursuant to a Property Management Agreement, dated October 27, 2004 (the “Property Management Agreement”), with the Property listed as #15 on Exhibit A being the only Property not managed by YSI as the Property is undeveloped;

WHEREAS, YSI is a wholly owned subsidiary of U-Store-It, L.P., a Delaware limited partnership (“USI”), the general partner of which is the REIT;

WHEREAS, YSI and Rising Tide each desire to terminate various business relationships and agreements, including those in the Property Management Agreement (except as otherwise provided herein);

WHEREAS, contemporaneously with the execution of this Agreement, USI and Rising Tide have entered into that certain Purchase and Sale Agreement by and between USI and Rising Tide dated as of the date hereof (the “2007 Acquired Properties Purchase Agreement”) whereby USI is purchasing, as of the Effective Date (as defined in Section 7.10), all of the Properties listed on Exhibit A, with the exception of the Property listed as #15 on Exhibit A;

WHEREAS, contemporaneously with the execution of this Agreement, Rising Tide has entered into that certain Marketing and Ancillary Services Amendment and Termination Agreement (the “Marketing Termination Agreement”) with U-Store-It Mini Warehouse Co. (“Service Provider”) and that certain Option Termination Agreement (the “Option Termination Agreement”) with USI, L.P.;

WHEREAS, it is expressly understood that all terms not expressly defined in this Agreement shall have the definitions set forth in the Property Management Agreement; and

WHEREAS, the Board of Trustees of the REIT and the Corporate Governance and Nomination Committee of the Board of Trustees of the REIT have duly authorized and approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I – TERMINATION OF THE PROPERTY MANAGEMENT

AGREEMENT

1.1 Termination. The Property Management Agreement, as amended, shall be terminated, effective as of the Effective Date, including Section 2.3 of the Property Management Agreement that despite its express terms shall be of no force and effect as of the Effective Date. As of the Effective Date of this Agreement, YSI shall have no further obligations to manage the Properties and Rising Tide hereby releases YSI from such obligations to manage the Properties after the Effective Date, or obligations of any nature pursuant to the Property Management Agreement, except as otherwise provided herein.

ARTICLE II – PAYMENT OF OUTSTANDING RECEIPTS; MANAGEMENT

FEE; REIMBURSABLE COSTS; RECONCILIATION

2.1 Effective Date Payments. On the Effective Date, YSI shall be entitled to receive any Management Fee, not yet received by YSI, and to be reimbursed for any costs incurred by YSI in the performance of its duties under the Property Management Agreement that have not yet been reimbursed and are reimbursable in accordance with Section 3.3 of the Property Management Agreement (collectively, “Reimbursable Costs”), in any case for the period prior to the Effective Date. To calculate the Management Fee for any partial month prior to the Effective Date, if the management fee generated by a specific Property’s Gross Receipts in the last full calendar month before the Effective Date produced the minimum $1,500 fee, the Management Fee payable will be $1,500 pro rated based on the number of days in the partial month. If the Management Fee generated by a specific Property’s Gross Receipts in the last full calendar month before the Effective Date was calculated at 5.35% of the sales, the fee payable will be 5.35% of the Gross Receipts in the partial month.

YSI acknowledges and agrees that it has no pending requests for capital improvements, and the reimbursement for Reimbursable Costs shall not include any expenses for capital improvements. The parties acknowledge that all invoices for Reimbursable Costs will not have been received by YSI and Rising Tide by the Effective Date. Rising Tide will be reimbursed for pre-paid yellow page advertising and any other prepaid expenses (other than real and personal property taxes which shall be prorated in accordance with the Section 10.2 of the 2007 Acquired Properties Purchase Agreement). Such advertising and other prepaid expenses shall be prorated as of the Effective Date, with Rising Tide responsible for all such costs preceding the Effective Date (therefore, such costs will constitute Reimbursable Costs) and YSI responsible for all such costs on and after the Effective Date. In the event any insurance related to the period prior to the Effective Date is charged to Rising Tide, YSI will provide documentation supporting its calculation of the insurance expense.

On the Effective Date, Rising Tide shall be entitled to retain or receive from Purchaser all monies received by YSI for or on behalf of Rising Tide in connection with the operation and management of the Properties prior to the Effective Date, plus 75% of the accounts receivable related to the Properties that are 0-30 days old as of the Effective Date and 15% of the accounts receivable related to the Properties that are 31-60 days old as of the Effective Date (collectively, the “Rising Tide Receivables”), less only the Management Fee and Reimbursable Costs and exclusive of tenant security deposits which shall be retained by YSI in accordance with Section 10.5 of the 2007 Acquired Properties Purchase Agreement. On or promptly after the Effective Date, YSI shall provide to Rising Tide a true and correct listing of such accounts receivable as of the Effective Date as set forth on YSI’s software management system. To calculate the amount of tenant payments Rising Tide shall be entitled to receive or retain for any partial month, any tenant payments received for that month shall be pro rated based on the number of days in the month prior to the Effective Date with Rising Tide receiving or retaining all such payments related to the period preceding the Effective Date and YSI receiving or retaining all such payments for the period on and after the Effective Date.

At least three business days prior to the Effective Date, YSI shall provide, in writing, to Rising Tide a good faith estimate of the Management Fee and Reimbursable Costs payable by Rising Tide to YSI on the Effective Date. On the Effective Date, YSI shall establish an interest bearing escrow account (the “Escrow Account”) in the amount of $300,000 to be used for the payment of such Management Fee and Reimbursable Costs. The escrow account shall be funded from amounts otherwise payable to Rising Tide as of the Effective Date in accordance with this Section 2.1. Every two weeks, or such other time period as the parties may agree in writing, after the Effective Date up to the 60th day after the Effective Date, YSI shall submit to Rising Tide all written invoices received during such time period that constitute Reimbursable Costs not yet paid and Rising Tide shall authorize YSI to withdraw from the Escrow Account the amount constituting Reimbursable Costs not yet paid. At the end of the 60-day period, Rising Tide shall be entitled to all amounts, including interest, remaining in the Escrow Period, and the remaining amount in the escrow account shall be paid to Rising Tide no later than the 65th day after the Effective Date.

In no event shall Rising Tide be entitled to receive or retain any of the amounts set forth, as of the Effective Date, on the spreadsheet produced from Purchaser’s software management system and entitled “Accrued Balance Sheet Detail” under the column “ppd Rent Balance,” a true and correct copy of which spreadsheet shall be provided by Purchaser to Seller on or promptly after the Effective Date.

2.2 Reconciliation. Not later than 60 days after the Effective Date, YSI shall deliver to Rising Tide a written, final accounting with respect to (a) the 2007 operations of the Properties prior to the Effective Date, including, among other matters, a detail of gross receipts, all actual (vs. budgeted) expenses in respect of or on behalf of the Properties, all Reimbursable Costs and all Management Fees and (b) a reconciliation showing all payments previously made in accordance with Section 2.1 and required to be made, but not yet made, in accordance with Sections 2.1 (the “Proposed Final Accounting”); provided that real and personal property taxes and tenant security deposits shall be prorated and governed by Sections 10.2 and 10.5, respectively, of the 2007 Acquired Properties Purchase Agreement. For purposes of the reconciliation set forth in the Proposed Final Accounting, Rising Tide shall not be entitled to any collections on the Rising Tide Receivables even if such collections exceed 75% of the accounts receivable related to the Properties that are 0-30 days old as of the Effective Date and 15% of the accounts receivable related to the Properties that are 31-60 days old as of the Effective Date, and YSI shall only be entitled to (i) a Management Fee on rent, late fees, parking or other fees and charges that were due and payable by any tenant prior to the Effective Date that are actually received by the Effective Date or included in the Rising Tide Receivables and (ii) Reimbursable Costs for which a written invoice is actually received by YSI by the 60th day after the Effective Date. YSI shall indemnify and hold Rising Tide harmless with respect to any invoice received by YSI after the 60th day after the Effective Date. The Proposed Final Accounting and the reconciliation set forth therein shall be compiled in accordance with the methodology set forth in Section 2.1 hereof and Section 2.2.

Rising Tide shall use all reasonable efforts to review the Proposed Final Accounting, within 30 days of its receipt of the Proposed Final Accounting. Rising Tide and its independent accountants shall be afforded, at Rising Tide’s expense and without delay by YSI, access to any work papers prepared by YSI or its independent accountants in connection with the Proposed Final Accounting and all books and records for the Properties, including service contracts (the “Service Contracts”), invoices actually received and tenant leases related to any of the Properties. The Proposed Final Accounting shall become final and binding on Rising Tide and YSI unless Rising Tide gives written notice to YSI of its disagreement (a “Notice of Disagreement”) within such 30-day period. If no Notice of Disagreement is delivered, the applicable party shall pay to the other party the amount set forth in the reconciliation contained in the Proposed Final Accounting. Such amount shall be paid within 5 days of the expiration of such-30 day period.

Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days following YSI’s receipt of a Notice of Disagreement, Rising Tide and YSI shall attempt to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 30-day period, YSI and Rising Tide have failed to reach written agreement with respect to all such matters, then YSI and Rising Tide shall promptly submit all such matters as specified in the Notice of Disagreement, as to which such written agreement has not been reached, to the national transaction services office of Grant Thornton LLP (the

“Arbitrating Accountant”) for review. YSI and Rising Tide shall each submit a written statement of position to the Arbitrating Accountant concerning the calculation of disputed items and shall cause the Arbitrating Accountant to act promptly to determine whether to accept either the position of YSI or the position of Rising Tide, or an alternative position, which shall not be greater than the dollar amount sought by YSI or less than the dollar amount payable as determined by Rising Tide. The Arbitrating Accountant shall have access to all documents and facilities necessary to perform its functions as arbitrator, and may, at its discretion, establish binding rules of procedure for the conduct of the arbitration. The costs and expenses of the Arbitrating Accountant shall be borne equally by Rising Tide and YSI. The determination of the Arbitrating Accountant with respect to such matters shall be the exclusive method for the resolution of such matters, shall be final and binding upon the parties hereto and may be enforced by any court of competent jurisdiction.

The applicable party shall pay to the other party the amount determined to be owed by the Arbitrating Accountant, and such amount shall be paid within 5 days after receipt of the determination of the Arbitrating Accountant.

2.3 Authorized Signatories. Immediately after the Effective Date, YSI shall take all necessary steps to remove the name of Rising Tide from all bank accounts related to the Properties. The parties acknowledge that no Rising Tide personnel have signature authority with respect to these bank accounts. YSI on behalf of itself and its employees and officers agrees not to access said bank accounts, except as necessary to facilitate the payments required under Sections 2.1 and 2.2.

ARTICLE III – SERVICE CONTRACTS

3.1 Service Contracts. YSI shall notify all the parties to the Service Contracts that Rising Tide is under contract to sell the properties to USI and agrees to work with its vendors to remove, as soon as practicable after the Effective Date, Rising Tide as a party to any such Service Contract. In no event shall Rising Tide have any liability with respect to any such Service Contract after the Effective Date.

ARTICLE IV – INSURANCE

4.1. Insurance Claims. If at any time after the Effective Date, a claim is made by a third party that is covered by insurance applicable to the Properties, YSI shall submit such claim to its insurer under the insurance policies applicable to the Properties, as if YSI continued to be the Property Manager under the Property Management Agreement.

4.2 Termination of Coverage. Rising Tide acknowledges that, with its knowledge and consent, YSI has obtained insurance coverage for the Properties.

YSI will terminate all policies providing insurance coverage for or relating to the Properties effective on the Effective Date of this Agreement only if such termination has no impact on Rising Tide insurance coverage for any and all matters, events, actions or inactions prior to the Effective Date. Any refund received by YSI as a result of termination of any policies shall be immediately turned over and endorsed to Rising Tide.

4.3 Fidelity Coverage. The fidelity bond insurance coverage covering all employees of YSI who are signatories on the Operating Accounts or who are handling Rising Tide’s assets and funds shall be terminated effective 60 days after the Effective Date of this Agreement.

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF YSI, THE REIT

AND RISING TIDE

Rising Tide, YSI and the REIT hereby make each of the representations and warranties set forth in this Article V, which representations and warranties made by each such party, are true and correct as of the date first written above and will be true and correct as of the Effective Date:

5.1. Organization, Good Standing and Authority. Each party represents and warrants to the other that it has been duly organized and validly exists in good standing under the laws of its respective jurisdiction of organization. Each party hereby represents and warrants to the other hereto that it has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; that this Agreement has been duly and validly executed and delivered by it; and that this Agreement is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement thereof or relating to creditors’ rights generally.

5.2. Consents. Each party hereby represents and warrants to the other that, no consent, approval, permit or order of, nor filing with, any individual, partnership, corporation, trust or other entity, government agency or political subdivision is required in connection with: (i) the execution, delivery and performance of this Agreement by it; or (ii) the consummation by it of the transactions contemplated hereby, other than such consents, approvals, permits or orders that have been obtained or will be obtained prior to the Effective Date.

5.3. No Violation. Each party to this Agreement hereby represents and warrants to the other that, to its knowledge, none of the execution, delivery and performance by such party of this Agreement, nor the consummation by such party of the transactions contemplated hereby, will violate any provision of the organizational documents of such party or violate or be in conflict with, or constitute a default (or an event or condition which, with notice of lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation or imposition of any lien or encumbrance under, any agreement, note, mortgage or other instrument to which such party is a party or which such party may be bound or subject, or, to such party’s knowledge, violate any court order or decree binding upon such party.

5.4 Litigation. Each party to this Agreement hereby represents and warrants to the other that there is no litigation or proceeding, judicial or administrative, pending, or to the knowledge of such party, threatened, materially affecting the ability of such party to consummate the transactions contemplated hereby.

5.5 Performance. YSI represents and warrants to Rising Tide that YSI has performed all of its obligations, agreements and covenants under or related to the Property Management Agreement in all material respects.

ARTICLE VI – INDEMNIFICATION

6.1 Of Rising Tide by YSI and the REIT. YSI and the REIT shall indemnify Rising Tide and its affiliates, trustees, directors, officers, members, partners, employees, agents, successors and assigns (the “Rising Tide Indemnitees”) in respect of, and hold the Rising Tide Indemnitees harmless against, any and all damages, judgments, fines, fees, penalties, obligations, deficiencies, losses and expenses (including, without limitation, reasonable fees and expenses of attorneys and accountants) (“Damages”) actually incurred or suffered by any Rising Tide Indemnitee, and to reimburse each Rising Tide Indemnitee for such Damages which are suffered or incurred by such Rising Tide Indemnitee, arising out of or resulting from any failure to have performed any agreement or covenant of YSI contained in the Property Management Agreement prior to the Effective Date; or any action, proceeding or claim relative to YSI’s performance, or non-performance, prior to the Effective Date, of any provision of the Property Management Agreement, whether or not such action, proceeding or claim is initiated prior to or after the Effective Date.

Notwithstanding the above, Rising Tide shall be required first to make a claim under any insurance policy obtained in accordance with the Property Management Agreement and in force for the applicable period; and YSI and the REIT’s liability shall be limited to the aggregate amount of the Management Fees for the term of the Property Management Agreement. The obligation of YSI and the REIT to indemnify for any Damages under this Article VI shall be reduced by any amounts actually and irrevocably recovered by Rising Tide with respect to such Damages under any insurance policy obtained in accordance with the Property Management Agreement; provided that YSI and the REIT shall be obligated to indemnify the Rising Tide Indemnitees when Damages have been incurred by any of them without any offset for any potential reduction as a result of the application of any insurance proceeds. To the extent that the Rising Tide Indemnitees have the right to receive any such insurance proceeds, the Rising Tide Indemnitees shall make a written claim to the applicable insurance company or companies and YSI and the REIT shall be entitled to delay that portion of its payment to the Rising Tide Indemnitees until the earlier to occur of (i) the refusal by such insurance company to pay the claim or (ii) 60 days after the Rising Tide

Indemnitees’ notice to such insurance company has been sent. A Rising Tide Indemnitee shall make commercially reasonable efforts to initiate and shall diligently pursue any claims it may have under the applicable insurance policy. YSI and the REIT shall at all times be liable, dollar for dollar, for any Damages to extent that the amount by which any insurance claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other claims made under the applicable policy or policies, exceeds the policy coverage limit. Nothing contained in this Agreement or the Property Management Agreement shall be deemed to create an obligation of Rising Tide or any of its affiliates to maintain any form or level of insurance after the Effective Date, to name any other party as an additional insured or to obtain approval for any waiver of rights of subrogation.

ARTICLE VII – MISCELLANEOUS

7.1 Notices. All notices, waivers, demands, requests or other communications required or permitted hereunder shall, unless otherwise expressly provided, be in writing and be deemed to have been properly given, served and received (a) if delivered by messenger, when received, (b) if mailed, three business days after deposit in the United States mail, certified or registered, postage prepaid, return receipt requested, (c) if telecopied/faxed, upon confirmed receipt of a telecopied/facsimile transmission or (d) if delivered by reputable overnight express courier, freight prepaid, the next business day after delivery to such courier; in every case addressed to the party to be notified as follows:

To YSI:	YSI Management LLC
c/o U-Store-It Trust
50 Public Square, Suite 2800
Cleveland, Ohio 44113
Attention: Dean Jernigan
Telephone: 216-274-1340
Facsimile: 216-274-1360

To the REIT:	U-Store-It Trust
50 Public Square, Suite 2800
Cleveland, Ohio 44113
Attention: Secretary
Telephone: 216-274-1340
Facsimile: 216-274-1360

With a copy to:	U-Store-It Trust
460 East Swedesford
Wayne, Pennsylvania 19087
Attention: CFO
Telephone: 610-293-5700
Facsimile: 610-293-5720

To Rising Tide:	Rising Tide Development, LLC
6755 Engle Road, Suite A
Middleburg Heights, Ohio 44130
Attention: Robert J. Amsdell
Telephone: 440-891-4100
Facsimile: 440-891-4200

With a copy to:	Kohrman Jackson & Krantz, PLL
One Cleveland Center- 20th Floor
1375 East 9th Street
Cleveland, Ohio 44114
Attention: Marc C. Krantz, Esq.
Telephone: 216-736-7204
Facsimile: 216-621-6536

or to such other address(es) or addressee(s) as any party entitled to receive notice hereunder shall designate to the others in the manner provided herein for the service of notices. Rejection or refusal to accept or inability to deliver because of changed address or because no notice of changed address was given shall be deemed receipt.

7.2 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

7.3 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, which may include a .pdf signature, each of which will be deemed an original but all of which, together, shall constitute one and the same instrument; provided that this Agreement shall not be effective until each party shall have delivered their counterpart to the other party, and (c) shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.

7.4 Severability. If any provision of this Agreement is for any reason held to any extent to be invalid, void or unenforceable, the remaining provisions of this Agreement shall not be effected or impaired and such remaining provisions shall remain in full force and effect. In such event, the parties hereto shall use good faith efforts to agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and execute any amendment, consent or agreement agreed by the parties hereto to be necessary or desirable to effect such replacement.

7.5 Article and Section Headings. Article and Section headings contained in this Agreement are for reference only and shall not be deemed to have any substantive effect or to limit or define the provisions contained herein.

7.6 Successors and Assigns. This Agreement shall be binding upon and shall be enforceable by and inure to the benefit of the parties hereto and their successors and permitted assigns. Neither of the parties may assign or otherwise transfer its interest in this Agreement or its duties and obligations under this Agreement to any person without the prior written consent of the other party, which consent may be conditioned, withheld or delayed in such other party’s sole and absolute discretion.

7.7 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and their respective successors or assigns.

7.8 Fees and Expenses. All fees and expenses incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

7.9 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.

7.10 Effective Date. This Agreement shall be effective (“Effective Date”) concurrently with the closing contemplated by the 2007 Acquired Properties Purchase Agreement. If the 2007 Acquired Properties Purchase Agreement is terminated by any party thereto without the closing as defined therein having occurred or for any other reason the closing under the 2007 Acquired Properties Purchase Agreement does not occur, the Property Management Agreement shall remain in full force and effect and this Agreement shall be void ab initio.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

RISING TIDE DEVELOPMENT, LLC, a Delaware limited liability company
By:	Mizzen, LLC, its Sole Member
	By:	Amsdell Holdings X, Inc., its Manager

		By:	/s/ Robert J. Amsdell
Robert J. Amsdell, President

YSI MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Dean Jernigan
Dean Jernigan, President

U-STORE-IT TRUST, a Maryland real estate investment trust

By:	/s/ Dean Jernigan
Dean Jernigan, President

EXHIBIT A *

	STREET ADDRESS	CITY	STATE	ZIP CODE	COUNTY
1	1531 Montiel Road	Escondido	CA	92026	San Diego
2	28401 Rancho California Rd.	Temecula	CA	92590	Riverside
3	2020 Mt. Baldy Drive	Riverside	CA	92501	Riverside
4	4309 Ehrlich Road	Tampa	FL	33624	Hillsborough
5	8585 Touchton Road	Jacksonville	FL	32216	Duval
6	11570 Beach Boulevard	Jacksonville	FL	32246	Duval
7	8121 Point Meadows Drive	Jacksonville	FL	32256	Duval
8	1201 N. State Road 7	Royal Palm Beach	FL	33411	Palm Beach
9	12701 SW 124th Street	Kendall	FL	33186	Miami-Dade
10	6550 SW 160th Avenue	Southwest Ranches	FL	33331	Broward
11	3024 Plummer’s Cove Road	Jacksonville	FL	32223	Duval
12	105 Old Peachtree Road	Suwanee	GA	30024	Gwinnett
13	55 Commercial Street	Medford	MA	02155	Middlesex
14	15910 Pearl Road	Strongsville	OH	44136	Cuyahoga
15	2127 University Parkway	Sarasota	FL

*	Note: The properties designated as 1-14 above are currently owned by Rising Tide, and YSI currently provides property management services thereto. The property designated as “15” is under contract to be purchased by Rising Tide and currently has no U-Store-It building thereon.